Filed Pursuant to Rule 424(b)(5)

Registration No. 333-218608

PROSPECTUS

NEURALSTEM, INC.

692,323

SHARES OF COMMON STOCK

This prospectus relates to the offer and sale by us of up to 692,323 shares of common stock, par value $0.01 per share, that are issuable from time to time upon the exercise of warrants at an exercise price of $3.25 per share. The warrants were originally issued by us on May 6, 2016 pursuant to our Registration Statement (File No. 333-196567) filed with the United States Securities and Exchange Commission on June 6, 2014 and declared effective on June 19, 2014 and pursuant to a prospectus supplement dated May 4, 2016. We will receive the proceeds from any cash exercises of the warrants. Each warrant is exercisable at any time until its expiration date, which date is five years from the initial exercisability date of the warrant which is May 6, 2016.

Our common stock is listed on the NASDAQ Capital Market under the symbol “CUR.” On May 31, 2017, the last reported sale price of our common stock on the NASDAQ Capital Market was $4.46 per share. Our principal executive offices are located at 20271 Goldenrod Lane, Germantown, Maryland 20876, and our telephone number is (301) 366-4960.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” ON PAGE 6 AND CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 26, 2017

ABOUT THIS PROSPECTUS

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “our company,” “we,” “our,” “Neuralstem” and “us” refer to Neuralstem, Inc. and its subsidiaries. Also, any reference to “common share” or “common stock,” refers to our $0.01 par value common stock. Additionally, any reference to “Series A Preferred Stock” refers to our Series A 4.5% Convertible Preferred Stock.

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process.  Under this shelf process, we may sell the securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings.  The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus.  You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you.  We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities sold on a later date.

FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Such statements in connection with any discussion of future operations or financial performance are identified by the use of words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. Forward-looking statements include, but are not limited to, statements about: our business, operations, financial performance and condition, earnings, our prospects, our ability to raise capital to fund our operations and business plan, the continued listing of our securities on the NASDAQ Capital Market, our ability to protect intellectual property rights as well as regarding our industry generally. Forward–looking statements are not guarantees of performance. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. For a summary of such factors, please refer to the section entitled “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

OUR BUSINESS

Overview

We are focused on the research and development of nervous system therapies based on our proprietary human neural stem cells and our small molecule compounds with the ultimate goal of gaining approval from the United States Food and Drug Administration or FDA, and its international counterparts, to market and commercialize such therapies. We are headquartered in Germantown, Maryland.

Our technology has produced three primary assets: our NSI-189 small molecule program, our NSI-566 stem cell therapy program and our novel and proprietary chemical entity screening platform.

Our patented technologies enable the commercial-scale production of multiple types of central nervous system stem cells, which are under development for the potential treatment of nervous system diseases and conditions. In addition, this ability to generate human neural stem cell lines provides a platform for chemical screening and discovery of novel compounds that we believe may be used to stimulate the brain's capacity to regenerate neurons, thereby potentially treating or reversing pathologies associated with certain nervous system conditions.

We have developed and maintain what we believe is a strong portfolio of patents and patent applications that form the proprietary base for our research and development efforts. We own or exclusively license over 20 U.S. issued and pending patents and over 120 foreign issued and pending patents in the field of regenerative medicine, related to our stem cell technologies as well as our small molecule compounds.

We believe our technology, in combination with our expertise, and established collaborations with major research institutions, could facilitate the development and commercialization of products for use in the treatment of a wide array of nervous system disorders including neurodegenerative conditions and regenerative repair of acute and chronic disease.

Recent Clinical & Business Highlights

•	NSI-189 Phase 2 Major Depressive Disorder (MDD) study results expected 4 months ahead of schedule in 3Q17. Neuralstem’s Phase 2 clinical study evaluating NSI-189 for the indication of MDD was initiated in May 2016. The company announced 50% enrollment in September 2016 and last subject enrolled in February 2017. 220 subjects were randomized for a 12-week interventional study with NSI-189 or placebo. Subjects completing the study are eligible to enroll in a 24-week non-interventional, observation-only durability study, from which the results are expected in the first half of 2018.

•	NSI-189 preclinical data published in the Journal of Cellular Physiology showed oral administration of NSI-189 in rats with ischemic stroke led to a significant recovery from motor deficit. The improvements were maintained post cessation of dosing for the additional 12-week observational period. The sustained improvement suggests that NSI-189 initiated a host brain repair mechanism enabling tissue remodeling of the stroke brain.

•	In April 2017, a new cohort (Group B) of four subjects with stable cervical injuries was added for recruitment to the Phase 1 chronic spinal cord injury (cSCI) human clinical trial evaluating the safety and feasibility of treatment with NSI-566. The amended protocol was approved by the U.S. Food and Drug Administration and the Institutional Review Board at the study site, University of California San Diego (UCSD).

•	NSI-566 preclinical data in a rat model of penetrating ballistic-like brain injury (PBBI) was published in the Journal of Neurotrauma. These data showed robust engraftment and long-term survival of NSI-566 post transplantation.

•	In January 2017, the Company executed a 1-for-13 reverse stock split of the Company’s common stock. The reverse stock split enabled Neuralstem to regain compliance with the $1.00 minimum bid price condition and thereby fulfill all of the NASDAQ Capital Market continued listing requirements.

•	In March and April 2017, we received approximately $2,750,000 upon the exercise of 846,156 common stock purchase warrants issued in our May 2016 registered offering at an exercise price of $3.25 per share. We expect that our existing cash and cash equivalents will be sufficient to enable us to fund our anticipated level of operations based on our current operating plans, into the third quarter of 2018.

Clinical Development Program Review

We have devoted substantially all of our efforts and financial resources to the pre-clinical and clinical development of our small molecule compounds and our stem cell therapeutics. Below is a description of our most advanced clinical programs, their intended indication and current stage of development.

Clinical Pipeline:

Pipeline Summary

NSI-189 Phase 2 randomized, placebo-controlled, double-blind clinical trial for the treatment of MDD

  In February 2017, the company announced the last subject enrolled and results expected four months ahead of schedule in 3Q17. The first subject enrolled in May 2016 and 50% enrollment was achieved in September 2016. The Phase 2 trial randomized 220 subjects for a 12-week interventional study with NSI-189 across three arms (40mg QD, 40mg BID or placebo), at 12 select trial sites, all in the U.S. Eligible subjects are given the opportunity to enroll in a separate 24-week observational study to assess durability of effect defined as the time until the start of a new antidepressant treatment (ADT). Both the interventional and observational studies are being conducted and under the direction of study Principal Investigator (PI) Maurizio Fava, MD, Executive Vice Chair, Department of Psychiatry and Executive Director, Clinical Trials Network and Institute, Massachusetts General Hospital.

NSI-566 Phase 1 and 2 safety trials for the treatment of Amyotrophic Lateral Sclerosis (ALS)

  In September 2015, nine-month Phase 2 and combined Phase 1 and Phase 2 data from our ALS trials were presented at the American Neurological Association Meeting by Principal Investigator Eva Feldman, MD, PhD, Director of the A. Alfred Taubman Medical Research Institute and Director of Research of the ALS Clinic at the University of Michigan Health. The data showed that the intraspinal transplantation of the cells was safe and well tolerated. Subjects from both the Phase 1 and Phase 2 continue to be monitored for long-term follow-up evaluations.

NSI-566 Phase 1 safety trial for the treatment of motor deficits in stroke

  In March 2016, we completed dosing the final planned cohort, for a total of nine subjects. Subjects are currently being monitored through their 24-month observational follow-up period. The trial is being conducted by Suzhou Neuralstem, a wholly owned subsidiary of Neuralstem in China.

NSI-566 Phase 1 safety trial for the treatment of chronic Spinal Cord Injury (cSCI)

  In April 2017, the company announced that it had received FDA approval to recruit a new cohort (Group B) of four subjects with stable AISA-A complete, quadriplegic, cervical injuries to the ongoing Phase 1 human clinical trial evaluating the safety and feasibility of using NSI-566 spinal cord-derived neural stem cells to repair chronic cSCI.  In January 2016, we reported on the interim status of the Phase 1 safety data on all four subjects with stable thoracic spinal cord injuries; the stem cell treatment demonstrated feasibility and safety. A self-reported ability to contract some muscles below the level of injury was confirmed via clinical and electrophysiological follow-up examinations in one of the four subjects treated. All subjects will be followed for five years. This study is being conducted with support from the University of California, San Diego (UCSD) School of Medicine.

Pre-Clinical Development Pipeline

Our preclinical research on NSI-189 is focused on identifying its mechanism of action and investigating its potential utility as a broad neuroregenerative drug that can prevent or reverse various types of central and peripheral nerve degeneration and that may have significant cognitive benefit in diseases that impact memory and cognition. Recent preclinical data support the potential benefits of NSI-189 in other indications beyond MDD.

Our preclinical studies with NSI-566 have served to provide a solid foundation for our ongoing clinical trials by demonstrating performance and efficacy of this cell line in animal models for ALS, spinal cord injury, and ischemic stroke, and demonstrated safety in large animals. Additional studies involving NSI-566 are directed at identifying new therapeutic indications.

In addition to NSI-566 we have developed an inventory of over 300 unique stem cell lines. These stem cell lines include cortex, hippocampus, midbrain, hindbrain, cerebellum, and spinal cord. We believe these lines possess unique properties and represent candidates for both transplantation-based strategies to treat disease and for screening of compound libraries to discover novel drug therapies.

Our Technologies

Our technology has produced three primary assets: our NSI-189 small molecule program, our NSI-566 stem cell therapy program and our novel and proprietary chemical entity screening platform.

Small Molecule Pharmaceutical Compounds.

Utilizing our proprietary stem cell-based screening capability, we have discovered and patented a series of small molecule compounds. We believe our low molecular weight organic compounds can efficiently cross the blood/brain barrier. In mice, research indicated that the small molecule compounds both stimulate neurogenesis of the hippocampus and increase its volume. We believe the small molecule compounds may promote synaptogenesis and neurogenesis in the human hippocampus in indications such as MDD.

Our portfolio of small molecule compounds which includes NSI-189 are covered by 7 patent families related to small molecule pharmaceuticals, including granted patents in the U.S. covering these pharmaceuticals as compositions of matter, granted patents in the U.S. and abroad covering methods of manufacture and methods of identifying additional candidates, and granted patents and pending applications in the U.S. and abroad covering indications for which these pharmaceuticals are useful.

Stem Cells.

Therapeutic Characteristics

From a therapeutic perspective, our stem cell based technology enables the isolation and large-scale expansion of regionally specific, human neural stem cells from all areas of the developing human brain and spinal cord thus enabling the generation of physiologically relevant human neurons of different types. We believe that our stem cell technology will enable the replacement of malfunctioning or dead cells or the protection of neurons as a way to treat disease and injury. Many significant and currently untreatable human diseases arise from the loss or malfunction of specific cell types in the body. Our focus is the development of effective methods to generate replacement cells from neural stem cells. We believe that replacing damaged, malfunctioning or dead neural cells with fully functional ones may be a useful therapeutic strategy in treating many diseases and conditions of the central nervous system.

Our Proprietary and Novel Screening Platform

Our human neural stem cell lines form the foundation for functional cell-based assays used to screen for small molecule compounds that can impact biologically relevant outcomes such as neurogenesis, synapse formation, and protection against toxic insults. We have developed over 300 unique stem cell lines representing multiple different regions of the developing brain and spinal cord at multiple different time points in development, enabling the generation of physiologically relevant human neural cells for screening, target validation, and mechanism-of-action studies. This platform provides us with a unique and powerful tool to identify new chemical entities to treat a broad range of nervous system conditions. NSI-189 was discovered using our stem cell-based screening platform.

Intellectual Property

We have developed and maintain what we believe is a strong portfolio of patents and patent applications that form the basis for our research and development efforts. We own or exclusively license over 10 U.S. issued and pending patents and over 60 foreign issued and pending patents related to our stem cell technologies for use in treating disease and injury. We additionally have 7 patent families related to small molecule pharmaceuticals, including granted patents in the U.S. covering these pharmaceuticals as compositions of matter, granted patents in the U.S. and abroad covering methods of manufacture and methods of identifying additional candidates, and granted patents and pending applications in the U.S. and abroad covering indications for which these pharmaceuticals are useful. Our issued patents have expiration dates ranging from 2017 through 2035. Two of our original patents covering methods and composition of matter associated with our stem cell technologies expired in 2016. In our opinion the expiration of these patents is not material to our intellectual property.

Operating Strategy

We generally employ an outsourcing strategy where we outsource our preclinical and clinical development activities to contract research organizations and academic partners. Manufacturing is also outsourced to organizations with approved facilities and manufacturing practices. All non-critical corporate functions are outsourced as well. This model allows us to better manage cash on hand and minimize non-vital expenditures. It also allows for us to operate with relatively fewer employees and lower fixed costs than that required by other companies conducting similar business.

Employees

As of May 31, 2017, we had ten (10) full-time employees. Of these full-time employees, seven (7) work on research and development and clinical operations and three (3) work in administration. We also use the services of numerous outside consultants in business and scientific matters.

Risks Associated with our Business

Our business is subject to numerous risks, as described under the heading “Risk Factors” contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

Our Corporate Information

We were incorporated in Delaware in 2001. Our principal executive offices are located at 20271 Goldenrod Lane, Germantown, Maryland 20876, and our telephone number is (301) 366-4960. Our website is located at www.neuralstem.com.

We have not incorporated by reference into this report the information in, or that can be accessed through, our website and you should not consider it to be a part of this report.

May 2016 Financing Transaction

On May 3, 2016, we completed a public offering of 1,538,462 shares of common stock and 1,538,462 common stock purchase warrants at a public offering price of $5.20 per each share and common stock purchase warrant. We received aggregate gross proceeds of $8.0 million and net proceeds of approximately $7,229,000 from the offering. The warrants allow the holder to purchase one share of common stock, had an exercise price of $5.20 per share and a term of 5 years. In December 2016, as a result of us completing a private placement of our securities, the exercise price of the warrants automatically adjusted to $3.25 per share. Of the 1,538,462 warrants originally issued, 846,156 have been exercised. Accordingly, 692,323 warrants remain outstanding.

The Offering

This offering involves the offer and sale by us of 692,323 shares of our common stock issuable upon the exercise of the remaining outstanding warrants issued in our May 2016 financing transaction. Upon the cash exercise of the remaining warrants, subject to certain adjustments, we will receive gross proceeds of approximately $2,250,000.

NASDAQ Capital Market Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “CUR.”

RISK FACTORS

Investing in our securities involves significant risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors set forth below, together with all of the other information contained or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K on file with the SEC, all of which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

Additional Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You may experience immediate and substantial dilution.

The exercise price of the warrants, which constitutes the offering price per share in this offering, exceeds the net tangible book value per share of our common stock outstanding prior to this offering, and therefore, you will experience immediate dilution upon the exercise of the warrants sold in this offering for cash. The exercise of outstanding stock options and warrants may result in further dilution of your investment.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

USE OF PROCEEDS

We currently intend to use the net proceeds from this offering, if any, for working capital purposes.

The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of the securities offered by us hereunder. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

PLAN OF DISTRIBUTION

The common stock sold in this offering will be offered solely by us and will be issued and sold upon the exercise of the warrants described herein. For the holders of warrants to exercise the warrants, the shares issuable upon exercise must either be registered under the Securities Act of 1933, as amended, or exempt from registration. No fractional shares of common stock will be issued in connection with the exercise of a warrant.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our restated certificate of incorporation and restated by-laws, as they are in effect as of the date of this prospectus. For more detailed information, please see our amended and restated certificate of incorporation and restated bylaws, which are filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus forms a part.

We are authorized to issue 300,000,000 shares of common stock, par value $0.01 per share, and 7,000,000 shares of preferred stock, par value $0.01 per share. As of May 31, 2017, we had:

•	11,911,877 shares of common stock outstanding held of record by 295 stockholders, which does not include stockholders who hold their shares in “street name”; and
•	1,000,000 shares of our Series A 4.5% Convertible Preferred Stock which is convertible into 3,887,387 shares of common stock subject to certain ownership restrictions.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, subject to the holder of our Series A 4.5% Convertible Preferred Stock having the ability to appoint one director, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All shares of common stock outstanding as of the date of this prospectus are fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Anti-Takeover Effects of Some Provisions of Delaware Law

Provisions of Delaware law could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	The stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our amended and restated bylaws provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting or longer, following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions. Our amended and restated bylaws provides any director or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the corporation then entitled to vote in the election of directors.

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Our amended and restated bylaws provide that only our board of directors, the chairperson of the board or the chief executive officer (or president, in the absence of a chief executive officer) or holders of more than twenty percent (20%) of the total voting power of the outstanding shares of capital stock may call a special meeting of stockholders. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

Limitations on Liability and Indemnification of Officers and Directors

Our amended restated certificate of incorporation limits the liability of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, and our restated certificate of incorporation and restated bylaws provide for indemnification of our officers and directors to the fullest extent permitted by such law.

DESCRIPTION OF WARRANTS

As of May 31, 2017, there were warrants to purchase 2,594,602 shares of our common stock outstanding at a weighted-average exercise price of $17.32 per share and expiration dates between 2017 and 2022. This amount is comprised of the following warrants:

Range of Exercise Prices	Number of Warrants Outstanding	Range of Expiration Dates
$3.25 - $3.90	911,556	May 2021 - July 2021
$5.80 - $6.50	318,113	June 2017 - March 2018
$12.80 - $12.90	39,296	January 2022
$13.20 - $13.30	314,246	August 2017
$16.20 - $16.30	174,544	March 2020
$18.60 - $19.80	12,309	March 2018 - June 2018
$22.10 - $27.90	153,755	March 2019 - January 2021
$34.50 - $39.00	164,114	November 2017 - October 2019
$39.10 - $39.20	230,772	October 2020 - October 2021
$47.30 - $52.20	275,897	January 2019 - July 2019
	2,594,602

There is no established market for any of our warrants.

May 2016 Warrants

The warrants were issued in May 2016 and initially entitled the holders to purchase 1,538,462 shares of common stock at an exercise price of $5.20 per share. In December 2016, as a result of us completing a private placement, the exercise price of the warrants was automatically adjusted to $3.25. Of the 1,538,462 warrants originally issued, 846,156 have been exercised. Accordingly, 692,323 warrants remain outstanding.

The following is a brief summary of certain terms and conditions of the warrants and is subject in all respects to the provisions contained in the warrants.

Form. The warrants were issued as individual warrants to each of the holders. You should review a copy of the form of warrant, which is attached as exhibit 4.01 to our Current Report on Form 8-K which was filed with the SEC on May 4, 2016, for a complete description of the terms and conditions of the warrants.

Exercisability. The warrants are exercisable at any time to the date that is five years from the date of issuance, at which time any unexercised warrants will expire and cease to be exercisable. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If at any time after the initial exercise date, a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act of 1933, as amended, is not then effective or available, the holder may exercise the warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us.

Exercise Price; Anti-Dilution. Each warrant is exercisable for the purchase of a share of common stock at an exercise price of $3.25 per whole share, payable in U.S. dollars. The exercise price is subject to adjustment in the event of sales of our common shares at a price per share less than the exercise price then in effect (or securities convertible or exercisable into common shares at a conversion or exercise price less than the exercise price then in effect). In addition, the exercise price and the number of shares issuable upon exercise are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the warrants and a trading market is not expected to develop.

Exchange Listing. There is no established public trading market for the warrants, and we do not intend to apply to list the warrants on any securities exchange or automated quotation system

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

A “Fundamental Transaction” is approximately defined under the warrants as (i) we or any of our subsidiaries shall directly or indirectly (1) consolidate or merge with or into any other entity other than a subsidiary of ours, or (2) sell, lease, license, other than for purposes of granting a security interest assign, transfer, convey or otherwise dispose of all or substantially all of our respective properties or assets to any other person or entity, or (3) allow any other entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of our voting stock (4) reorganize, recapitalize or reclassify our common stock or enter into any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for cash or other property or (5) consummate a stock or share purchase agreement or other business combination with any other entity whereby such other person or entity acquires more than 50% of the outstanding shares of our voting stock.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by the Silvestre Law Group, P.C., Westlake Village, California. The Silvestre Law Group, P.C. or its affiliates or principals own 4,154 shares of our common stock and 46,156 of our common stock purchase warrants.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Stegman & Company, our prior independent registered public accounting firm, with regarding to the year ended December 31, 2015 and Dixon Hughes Goodman LLP, our current independent registered public accounting firm, for the year ended December 31, 2016, as stated in their respective reports, which are each incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may obtain copies of our public filings, as noted in the paragraph below or by writing or telephoning us at:

Neuralstem, Inc.

Attn: Investor Relations

20271 Goldenrod Lane

Germantown, Maryland 20876

Phone: (301)-366-4960

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can also inspect reports, proxy statements and other information about us at the offices of the National Association of Securities Dealers, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. We maintain a website at http://www.neuralstem.com.  Information contained in or accessible through our website does not constitute a part of this prospectus.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. The registration statement, including exhibits thereto, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus supplement or the accompanying prospectus. A copy of the registration statement can be obtained at the address set forth above. You should read the registration statement for further information about us and these securities.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus supplement or the accompanying prospectus. Information that is incorporated by reference is considered to be part of this prospectus supplement, and you should read it with the same care that you read this prospectus supplement. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus supplement, and will be considered to be a part of this prospectus supplement from the date those documents are filed.

We incorporate by reference into this prospectus supplement the following documents and information filed with the SEC:

•	Our Annual Report on Form 10-K filed with the Commission on March 23, 2017, for the year ended December 31, 2016;

•	Our Quarterly Report on Form 10-Q filed with the Commission on May 10, 2017, for the three month period ended March 31, 2017;

•	Our Definitive Proxy Statement on Form 14A for our 2017 Annual Meeting of Stockholders, filed with the SEC on May 1, 2017;

•	Our Current Reports on Form 8-K filed with the Commission on January 6, February 16 and 22, March 20 and 31, April 13 and 19, and May 4, 18 and 24, 2017 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

•	the description of our common stock and related rights contained in our registration statement on Form 8-A (File No. 001-33672), filed with the Commission on July 1, 2015, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are made after the date of this prospectus supplement and before the termination of the offering of securities offered by this prospectus supplement. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any of the documents incorporated by reference into this prospectus supplement, at no cost, by writing or telephoning us at the following address: Neuralstem, Inc., Attn: Investor Relations, 20271 Goldenrod Lane, Germantown, Maryland 20876 Phone: (301)-366-4960.